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                   U.S. Securities and Exchange Commission

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                              February 28, 2000
               Date of Report (Date of earliest event reported)

                       Commission file number: 0-27556

                       YOUTHSTREAM MEDIA NETWORKS, INC.
                (Name of Small Business Issuer in Its Charter)




          Delaware                                       13-4082185
(State or Other Jurisdiction of             (I.R.S. Employer Identification No.)
Incorporation of Organization)


529 Fifth Avenue, New York, New York                             10017
(Address of Principal Executive Offices)                       (Zip code)


                                 212-622-7300
               (Issuer's Telephone Number, Including Area Code)



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Item 5.  Other Events

Description of Common Stock:

      The Company is authorized to issue 100,000,000 shares of common stock, par value $.01 per share ("Common Stock"). The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by the stockholders. The board of directors of the Company is divided into three classes with staggered three-year terms allowing holders of Common Stock the ability to vote for only one class of directors each year. Elections for directors are decided by a plurality of the votes cast at a meeting of stockholders by the holders of Common Stock entitled to vote in the election. The approval of the holders of at least 80% of the outstanding shares of Common Stock is necessary to amend or repeal any By-Law of the Company and amend or repeal the provisions of the Company's Certificate of Incorporation relating to the classification of the board of directors and the inability of the stockholders to act by written consent in lieu of a meeting. Other corporate action to be taken by stockholder vote may be authorized by a majority of the votes cast by the holders of Common Stock at a meeting of stockholders. The holders of Common Stock are entitled to receive ratably such dividends when, as and if declared by the board of directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining which are available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Holders of shares of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock. All the outstanding shares of Common Stock are fully paid and nonassessable.

Item 7.  Financial Statements and Exhibits.

      None.



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    SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

    DATE:  March 2, 2000                  YouthStream Media Networks, Inc.
                                          By:     /s/ Harlan D. Peltz
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                                          Harlan D. Peltz
                                          Chairman of the Board
                                          Chief Executive Officer